                                                                Exhibit 2(a)


                  AGREEMENT FOR PURCHASE AND SALE OF EXCHANGES


     This Agreement for Purchase and Sale of Exchanges is made and entered into as of the 15th of June, 1995, by and between U S WEST Communications, Inc., a Colorado corporation ("Seller"), and Hickory Tech Corporation, a Minnesota corporation ("Buyer").


                                   RECITALS


A. Seller currently has certain rights to provide and operate wireline telecommunication services and owns certain Assets used to provide such services in the Exchange Area, pursuant to a grant of operating authority issued by the Utilities Board, which have been offered for sale.

B. Buyer desires to acquire the right to provide and operate wireline telecommunication services and to purchase the Assets, and Seller wishes to sell, assign and transfer the aforesaid right to provide and operate the wireline telecommunication services and Assets to Buyer.

C. Each defined term shall have the meaning set forth in this Agreement where such term is first used or, if no definition is so set forth, the meaning set forth in the "Glossary of Terms," attached hereto and incorporated herein by reference.

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

     1.1 SALE AND TRANSFER. Upon the terms and subject to the conditions hereinafter set forth, Seller agrees to sell, convey, transfer, assign and deliver all of the Assets and the right to provide and operate the wireline telecommunication service in the Exchanges to Buyer, and Buyer agrees to purchase and receive the right to provide and operate the wireline telecommunication service in the Exchanges and Assets from Seller.

     1.2 PURCHASE PRICE. Buyer shall pay to Seller as consideration for the sale and transfer set forth in Section 1.1, a total purchase price of twenty-two million one hundred thousand dollars (U.S. $22,100,000)(the "Purchase Price"). The Purchase Price shall be paid as follows:

          A. EARNEST MONEY. (i) Within five (5) Business Days from the date of this Agreement, Buyer shall either (a) deposit in immediately available funds an amount equal to three hundred thousand dollars (U.S. $300,000)(the "Earnest Money") in an escrow account

(the "Escrow Account") established with Norwest Bank Minnesota, N.A. pursuant to an Escrow Agreement substantially in the form of Exhibit A (the "Escrow Agreement") or (b) provide to Seller an irrevocable standby letter of credit with language contained in the form attached hereto in Exhibit 1.2(A)(the "Standby Letter of Credit") with a term of one (1) year, and renewable for an additional one year term in an amount equal to three hundred thousand dollars (U.S. $300,000) payable to Seller. If Buyer fails to deposit the Earnest Money or provide the Standby Letter of Credit as provided herein or if the Related Party, set forth on Schedule 3.1(J), fails to deposit its Earnest Money or provide the Standby Letter of Credit to Seller as provided herein, Seller may terminate this Agreement in its entirety without further obligation to Buyer.

          (ii) Within thirty (30) days from the date of this Agreement, Buyer shall (a) deposit an additional amount of three hundred thousand dollars (U.S. $300,000) in the Escrow Account, or (b) provide to Seller an irrevocable Standby Letter of Credit (with language contained in the form of Exhibit 1.2(A)) for such amount. (Upon such deposit or provision of a Standby Letter of Credit, the total amount of six hundred thousand dollars (U.S. $600,000) shall thereafter be the "Earnest Money" hereunder.) If Buyer does not deposit this additional amount in the Escrow Account or provide such Standby Letter of Credit to Seller by the end of such thirty (30) day period or if the Related Party, as set forth on Schedule 3.1(J) fails to deposit its Earnest Money or provide its Standby Letter of Credit as provided in its agreement with Seller, this Agreement shall terminate without further obligation of Seller or Buyer and Seller shall be entitled to immediately receive the first three hundred thousand dollars (U.S. $300,000) deposited in such Escrow Account pursuant to Section 1.2(A)(i) above or if the Buyer has provided a Standby Letter of Credit Seller shall be entitled to receive three hundred thousand dollars (U.S. $300,000) under the Standby Letter of Credit.

          (iii) Within one hundred twenty (120) days following the execution of this Agreement, Buyer shall have obtained a written commitment letter(s), containing standard and customary terms and conditions for transactions of this size and nature, from a lender(s) assuring Buyer that funds will be available to Buyer for the consummation of this Transaction and that related transaction set forth on Schedule 3.1(J). Buyer shall deliver such commitment letter(s) to Seller promptly after receiving such letter(s). If Buyer fails to deliver such written commitment letters, in a form in accordance with this Section, within such one hundred twenty (120) day period, this Agreement shall terminate without further obligation of the Buyer or Seller, and Seller shall be immediately entitled to receive the Earnest Money or draw upon the Standby Letter of Credit (as the case may be) and all interest accrued thereon, in its entirety.

          (iv) All fees and expenses payable to Norwest Bank Minnesota, N.A. pursuant to the Escrow Agreement or in connection with the Standby Letter of Credit (as the case may be) shall be paid equally between the Buyer and the Seller.

          (v) At Closing, the Earnest Money and interest accrued thereon shall be applied towards the payment of the Purchase Price. In the event that the Closing does not take place as a result of a breach by Buyer of any term and condition of this Agreement, the Earnest Money or Standby Letter of Credit (as the case may be), and accrued interest thereon (if any), shall be delivered to Seller as liquidated damages, and not as a penalty (in view of the difficulty of determining the aggregate amount of damages which may result to Seller from such breach), and this Agreement shall thereafter terminate. Except as set forth in Sections 3.1(C) regarding payment of expenses, such liquidated damages shall constitute the sole and exclusive damages payable by Buyer to Seller under this Agreement for a breach by Buyer of any term and condition of this Agreement as a result of which the Closing does not take place.

          B. REMAINING BALANCE. On the Closing Date, the remaining balance of the Purchase Price, minus any adjustment pursuant to Section 1.3, shall be payable to Seller by wire transfer of immediately available funds to such bank account(s) as Seller shall designate no later than three (3) Business Days prior to Closing.

     1.3 ASSET VERIFICATION. (a) Buyer shall have a sixty (60) day period from and after the date of this Agreement during normal Business hours to verify the accuracy of the Seller's Continuing Property Records ("CPRs") for the Exchanges, and Seller shall grant Buyer reasonable access to its personnel and facilities for this purpose during such sixty (60) day period. Buyer shall provide to Seller at the end of such sixty (60) day period a statement of any Major Discrepancy ("Buyer's Statement") between the CPRs and the Buyer's findings of Assets. The Buyer's Statement will contain a list of any missing Assets which constitute a Major

Discrepancy with the value as established by Seller's net book value of such Asset as set forth in the CPRs. Seller shall also provide a statement to Buyer setting forth any Assets with Seller's net book value therefor, not previously contained in the CPRs ("Seller's Statement"). Seller and Buyer shall attempt to resolve any dispute concerning Major Discrepancies set forth in Buyer's Statement and, if applicable, Seller's Statement within ten (10) days thereafter. To the extent that Buyer's Statement does not identify any Major Discrepancy with the CPRs within such period, the CPRs shall conclusively be deemed to be an accurate statement of the Assets to be transferred, except for Assets added or deleted thereafter by Seller in the normal course of Business, in accordance with Sections 6.2(C) and 6.2(E), and the Purchase Price shall not be adjusted thereafter for any discrepancies between the CPR's and the Assets that Buyer acquires at Closing.

          (b) In the event that Seller and Buyer are unable to reach agreement on the Major Discrepancies set forth in Buyer's Statement, the parties shall refer such Major Discrepancies to Ernst & Young, whose report (the "Independent Report") shall be final and binding. If and to the extent that the Independent Report allows any Major Discrepancies in Buyer's Statement ("Buyer's Allowed Discrepancies"), the Independent Report shall consider the Major Discrepancies set forth in Seller's Statement, and shall be permitted to allow any such Major Discrepancies ("Seller's Allowed Discrepancies") in an amount not exceeding Buyer's Allowed Discrepancies.

          (c) The Purchase Price shall not be reduced until the aggregate amount of Buyer's Allowed Discrepancies less any of Seller's Allowed Discrepancies, or all Major Discrepancies agreed upon by the parties (as the case may be) equal or exceed five hundred thousand dollars (U.S. $500,000), at which time the full amount of Buyer's Allowed Discrepancies, as reduced by Seller's Allowed Discrepancies, shall be deducted from the Purchase Price. In no event shall the Purchase Price exceed twenty-two million one hundred thousand dollars (U.S. $22,100,000). For purposes of this Section 1.3, a "Major Discrepancy" shall mean an Asset included in Buyer's Statement or Seller's Statement whose net book value as set forth in the CPR's equals or exceeds one hundred thousand dollars (U.S. $100,000).

          (d)  The fees and disbursements of Ernst & Young, shall be paid by
(i) Seller in the proportion that Buyer's Allowed Discrepancies bear to the aggregate amount of Major Discrepancies in Buyer's Statement, and (ii) Buyer in the proportion that the Major Discrepancies in Buyer's Statement which are not Buyer's Allowed Discrepancies bear to the aggregate amount of Major Discrepancies in Buyer's Statement.

     1.4 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be allocated as mutually agreed upon between Buyer and Seller no later than thirty (30) days prior to the Closing.

     1.5 ALLOCATION OF TAX LIABILITY. Seller and Buyer shall pay any and all sales, use, transfer, stamp, conveyance, value added or similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction (and any interest or penalty imposed on any tax but only to the extent such interest or penalty is imposed after a good faith and reasonable position is taken by the party upon whom such interest or penalty is imposed), including all recording fees, notarial fees and other similar costs of Closing incurred in connection with the sale, transfer, or assignment of the Assets or otherwise on account of this Agreement (collectively, the "Taxes"). Such Taxes shall be allocated as of the Closing Date between Buyer and Seller to the extent they are determined or determinable. If a Tax is not determined or determinable as of the Closing Date, any such Tax shall be allocated in accordance with this Section and paid by one party to the other within sixty
(60) days after such Tax is determined or determinable or is imposed by any taxing jurisdiction. The Taxes shall be paid as follows:

          (i) Buyer shall be responsible for, and shall indemnify and hold Seller harmless from and against, the first fifty thousand dollars (U.S. $50,000) of Taxes;

          (ii) Seller and Buyer each shall share equally, and each shall indemnify and hold the other harmless from and against, such portion of the Taxes which exceeds the first fifty thousand dollars (U.S. $50,000) but is less than one hundred thousand dollars (U.S. $100,000);

          (iii) Seller shall be responsible for, and shall indemnify and hold Buyer harmless from and against, such portion of the Taxes which equals or exceeds one hundred thousand dollars (U.S. $100,000) but it is less than three hundred thousand (U.S. $300,000); and

          (iv) Buyer shall be responsible for, and shall indemnify and hold Seller harmless from and against, such portion of the Taxes which equals or exceeds three hundred thousand dollars (U.S. $300,000). Nothing in this
Section 1.5 shall omit the obligations of the Seller to pay taxes arising from a 1031 Transaction as provided in Section 6.1(B).

     1.6 EXCLUSION OF LIABILITIES. Buyer shall not assume, pay, perform, defend or discharge any, and Seller shall solely retain, pay, perform, defend and discharge all, of Seller's liabilities and obligations of any kind whatsoever, whether disclosed, undisclosed, direct, indirect, absolute, contingent, secured, unsecured, accrued or otherwise, and whether known or unknown, except for (i) obligations which arise following the Closing Date under any agreement set forth in Schedule 6.1(C) and (ii) obligations which arise under Article 4 and Article 7.5 of this Agreement. Without limiting the generality of the foregoing, Buyer shall not assume or pay, perform or discharge, nor shall Buyer be directly or indirectly responsible for any obligation or liability of Seller with respect to (a) the breach of any contract or commitment which is included in the Assets, and such breach occurs prior to the Closing Date, (b) any claim, action, suit or proceeding against Seller pending on the date hereof or on the Closing Date, or (c) any claim, action, suit or proceeding made or filed after the closing Date which arises from the Business or the operations of the Assets prior to the Closing Date.

                                     ARTICLE 2

                                      CLOSING

     2.1 CLOSING. The Closing of the purchase and sale of the Assets (the "Closing") shall take place at Seller's offices in Des Moines, Iowa, at 10:00 o'clock a.m., local time, on the second Thursday of the third month following the satisfaction or waiver of all the conditions precedent to Closing set forth in Article 3 or on such other date as the parties mutually agree (the "Closing Date"), but in no event shall Closing occur later than the second anniversary date of this Agreement, unless the parties shall mutually agree to extend the Closing Date.

     2.2 FURTHER ASSURANCE; CHANGE OF TELECOMMUNICATIONS SERVICE. Except as otherwise provided herein, all instruments of conveyance, assignment or transfer referred to herein, all sums of money, and all records and data to be delivered as specified in this Agreement shall be delivered at Closing (or if previously delivered so acknowledged). Unless otherwise mutually agreed no later than thirty (30) days prior to the Closing Date, the specific date and time for the change of telecommunications service to occur shall be at 11:59 p.m., Central Time, on the Closing Date.

                                   ARTICLE 3

                             CONDITIONS TO CLOSING

     3.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may, to the extent allowed by law, be waived by Buyer:

          A. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller set forth in Section 5.2 shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes approved by Buyer in writing, and Seller shall have delivered to Buyer a certificate to that effect, dated as of the Closing Date, signed by an authorized officer of Seller.

          B. COVENANTS. Seller shall have performed and complied in all material respects with all covenants and agreements required or contemplated by the Transaction Documents to be performed by it on or prior to the Closing Date.

          C. CONSENTS. All authorizations, consents and approvals of, filings and registrations with, and notifications to (collectively "Governmental Approvals") any United States, state, or local governmental entity or municipality or subdivision thereof or any authority, department, commission, Utilities Board, board, bureau, agency, court or instrumentality thereof or the FCC (collectively, "Governmental Authorities"), necessary to consummate the Transaction shall have been obtained or made, shall be acceptable to Buyer in its reasonable discretion and shall be in full force and effect. In the event that such Governmental Approvals are not obtained or made, or if obtained or made, are not acceptable to Buyer, Buyer shall pay all of Seller's fees and expenses incurred in connection with this Agreement in an amount not to exceed two hundred thousand dollars ($200,000).

          D. NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other order by any Governmental Authority shall have been issued and remain in effect which prevents or delays the Transaction, nor shall any Governmental Authority have threatened or instituted any such action or proceeding nor shall there have been instituted any action or proceeding by any other person challenging the acquisition by Buyer or the transfer and sale by Seller of the Assets or otherwise seeking to restrain or prohibit the consummation of the Transaction, or seeking material damages in connection therewith or the right to operate the wireline telecommunication service in the Exchanges.

          E. HART-SCOTT-RODINO ACT. All filings required to be made under the Hart-Scott-Rodino Act ("H-S-R") shall have been made, and the waiting period thereunder shall have expired or early termination thereof shall have been granted.

          F. SELLER'S OPINION OF COUNSEL. Seller shall have delivered an opinion from counsel to Seller substantially in the form of the legal opinion set forth in Exhibit 3.1(F).

          G. NO MATERIAL ADVERSE CHANGES. Between the date of this Agreement and the Closing Date, there shall not have occurred any damage to, or destruction or loss of, any of the Assets (whether or not covered by insurance) nor shall there have occurred any other event or condition, any of which has had or may be expected to have a Material Adverse Effect, and Seller shall have executed and delivered to Buyer a certificate to this effect.

          H. ALLOCATION OF PURCHASE PRICE. Buyer and Seller shall have agreed on the allocation of the Purchase Price as provided in Section 1.4.

          I.   NO ENCUMBRANCES.  Seller shall not have, in accordance with
Section 6.2(G), as of the Closing Date, mortgaged, pledged or subjected to lien, charge, or other encumbrance any of the Assets, other than leases of equipment in the ordinary course of business consistent with prior practice.

          J. CLOSING OF RELATED TRANSACTIONS. The Agreements for the Purchase and Sale of Exchanges, dated as of the date hereof, by and between Seller and the parties, listed on Schedule 3.1(J), shall have closed or shall close contemporaneously with the Closing of this Transaction.

          K. DOCUMENTS TO BE DELIVERED BY SELLER TO BUYER. At or prior to the Closing, Seller will deliver or shall have delivered to Buyer:

               (i) certified copies of all Seller's resolutions pertaining to the authorizations of this Agreement and the consummation of the Transaction by Seller;

               (ii) duly executed bills of sale, assignments, and other instruments of transfer, in form sufficient to convey to Buyer all of the rights, title and interest of Seller in and to the Assets in the form attached hereto as Exhibit 3.1(K)(ii).;

               (iii) a certificate of Seller certifying as to the accuracy of Seller's representations and warranties on and as of the Closing Date and that Seller has materially performed and complied with all of the terms, provisions and conditions to be performed and complied with on or before the Closing;

               (iv) such other certificates and documents as Buyer or its counsel may reasonably request.

          L. DOCUMENTS TO BE DELIVERED BY SELLER AND BUYER TO EACH OTHER. At or prior to the Closing, Seller and Buyer will execute and deliver or cause to be executed and delivered to each other the agreements set forth in Schedule 3.1(L), and such other agreements as mutually agreed by the parties at least thirty (30) days prior to the Closing Date.

     3.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may, to the extent allowed by law, be waived by Seller:

          A. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer set forth in Section 5.1 shall be true and correct in all material respects on and as of the Closing Date as though made at such time, other than changes approved by Seller in writing, and Buyer shall have delivered to Seller a certificate to that effect, dated as of the Closing Date, signed by an authorized officer of Buyer.

          B. COVENANTS. Buyer shall have performed and complied in all material respects with all covenants and agreements required by the Transaction Documents to be performed by it on or prior to the Closing Date.

          C. CONSENTS. All Governmental Approvals of any Governmental Authority necessary to consummate the Transaction shall have been obtained or made, shall be acceptable to Seller in its reasonable discretion and shall be in full force and effect. The terms and conditions of such Governmental Approvals shall be acceptable to Seller in all material respects, including, but not limited to regulatory treatment of the Gain which shall allow for all of the Gain to be retained by Seller's shareholders and preclude the Utilities Board from including the Gain, or any part of it, in any further regulatory proceeding for ratemaking or any other purpose. In the event that such Governmental Approvals are not obtained or made, or if obtained or made are not acceptable to Seller, Seller shall pay all of Buyer's fees and expenses incurred in connection with this Agreement in an amount not to exceed two hundred thousand dollars ($200,000).

          D. NO GOVERNMENTAL PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other order by any Governmental Authority shall have been issued and remain in effect which prevents or delays the Transaction, nor shall any Governmental Authority have threatened or instituted any such action or proceeding, nor shall there have been instituted any action or proceeding by any other person challenging the acquisition by Buyer which prohibits the Transaction or the transfer and sale by Seller of the Assets or otherwise seeking to restrain or prohibit the consummation of the Transaction, or seeking material damages in connection therewith the right to operate the wireline telecommunication service in the Exchanges.

          E. H-S-R ACT. All filings required to be made under the H-S-R Act shall have been made, and the waiting period thereunder have expired or early termination thereof shall have been granted.

          F. CORPORATE APPROVALS. The Transaction shall have received approval of the MFJ Compliance Committee within thirty (30) days of the execution date of this Agreement; provided, however, that Buyer shall have the right to terminate this Agreement if such approvals are not received as provided herein.

          G. PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price as required by Section 1.2.

          H. OPINION OF COUNCIL. Buyer shall have delivered an opinion of counsel substantially in the form set forth in Exhibit 3.2(H).

          I. ALLOCATION OF PURCHASE PRICE. Buyer and Seller shall have agreed on the allocation of the Purchase Price as provided in Section 1.4.

          J. CLOSING OF RELATED TRANSACTIONS. The Agreements for the Purchase and Sale of Exchanges, dated June 15, 1995, by and between Seller and the parties, listed on Schedule 3.1(J), shall have closed or shall close contemporaneously with the Closing of this Transaction.

          K. DOCUMENTS OR OTHER ITEMS TO BE DELIVERED BY BUYER TO SELLER. At or prior to the Closing, Buyer will deliver to Seller:

               (i) certified copies of all Buyer's resolutions to the authorization of this Agreement and the consummation of the Transaction by Buyer;

               (ii) a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties on and as of the Closing Date and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with or before the Closing Date;

               (iii) such other certificates and documents as Seller or its counsel may reasonably request.

               (iv) At or prior to the Closing, Seller and Buyer will execute and deliver or cause to be executed and delivered to each other the agreements set forth in Schedule 3.1(L), and such other agreements as mutually agreed by the parties at least thirty (30) days prior to the Closing Date.

                                   ARTICLE 4
                            ENVIRONMENTAL CONDITIONS;
                     EXCHANGES AND ASSETS "AS IS" AND "WHERE IS"

     4.1 ASBESTOS; HAZARDOUS MATERIALS. Buyer acknowledges that it knows that the central office buildings and adjacent structures, appurtenances, facilities and improvements thereon (collectively, the "Central Offices") and Outside Plant, of the Assets may have been found to contain asbestos-containing materials, and that Buyer has independently investigated the presence of asbestos-containing materials in the Central Offices. In addition, Buyer acknowledges that it knows that the Central Offices, equipment and Outside Plant contain underground storage tanks and other Hazardous Materials. Buyer also acknowledges that it is aware based upon its review of Seller's documents, the Phase I Site Assessments, and its own due diligence that certain Hazardous Materials are used in maintenance and operations related to the equipment and other Assets and that such Hazardous Materials may be present in the Central Offices and Outside Plant. SELLER HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESSED OR IMPLIED WITH REGARD TO THE CONDITION OR SAFETY OF THE ASSETS OR THE PRESENCE OF HAZARDOUS MATERIALS IN THE EXCHANGES AND ASSETS.

     Except as specifically provided for in this Agreement, Buyer agrees to take the Assets and Exchanges "AS IS" and "WHERE IS" and without any warranty of merchantability or fitness or any other warranties expressed or implied as it relates to the environmental condition of the Central Offices or any other Asset. Buyer understands and agrees that any responsibility for compliance with Environmental Laws applicable to the ownership or use of the Central Offices and other Assets, including the costs of any remediation or cleanup associated with the Central Offices or other Assets, or environmental Claim or Liability associated with the Central Offices or other Assets, is assumed by Buyer at the Closing. Except as set forth in this Agreement, BUYER UNDERSTANDS THAT THE SELLER MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTEES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER WITH RESPECT TO THE ASSETS, AS THEY RELATE TO ENVIRONMENTAL MATTERS, INCLUDING, WITHOUT LIMITATION, THE APPURTENANCES, FACILITIES AND IMPROVEMENTS THEREON, OR THE VALUE, SAFETY, MARKETABILITY, FEASIBILITY, DESIRABILITY OR ADAPTABILITY THEREOF. Buyer has made all legal, factual and other inquiries and investigations as Buyer deems necessary, desirable or appropriate with respect to the Assets and facilities and improvements thereon, and Buyer is purchasing the Assets based on Buyer's own inspection and examination thereof and the representations and warranties of Seller set forth herein. Buyer acknowledges that the Purchase Price of the Assets reflects the presence of the asbestos-containing materials as well as Hazardous Materials and environmental Claims known or Liabilities that may be associated with the Assets. Nothing in this Article 4 shall apply to Claims or Liabilities which are not related to environmental matters.

     4.2 DISCLAIMER OF WARRANTIES. SELLER HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES REGARDING THE ENVIRONMENTAL CONDITION OF THE ASSETS, EXPRESSED OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS
4.1 SELLER IS NOT WARRANTING THE CONDITION OR USEFULNESS OF THE ASSETS, OR THEIR VALUE.

                                     ARTICLE 5

                             REPRESENTATIONS AND WARRANTIES

     5.1 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that:

          A. ORGANIZATION. Buyer is a corporation duly incorporated in Minnesota, validly existing and in good standing under the laws of the State of Minnesota and authorized to do business in the State of Iowa. Buyer has full power and authority to execute and deliver the Transaction Documents, to consummate the Transaction and to perform all of its obligations under the Transaction Documents. Buyer has obtained all corporate approvals necessary to consummate the Transaction and authorize the execution, delivery and performance of the Transaction Documents.

          B. CORPORATE AUTHORITY. When executed by Buyer, each of the Transaction Documents shall be duly and validly executed and delivered by Buyer. Each of the Transaction Documents, when executed and delivered by Buyer, shall constitute a valid, legal and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

          C. GOVERNMENTAL AUTHORIZATIONS. Except as set forth in Schedule 5.1(C), neither Buyer's execution and delivery of the Transaction Documents nor Buyer's consummation of the Transaction require authorization or approval of, or filing with, any Governmental Authority or other body or any other third person.

          D. LITIGATION. There are no actions, suits, proceedings, claims, arbitrations or investigations, either at law or in equity, on or before any Governmental Authority, of any kind now pending or threatened, or facts which could reasonably form the basis of any such action, suit, proceeding, claim, or investigation, involving Buyer or any of its properties or assets that (i) question the validity of any of the Transaction Documents or the Transaction; or (ii) seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Buyer under the Transaction Documents.

          E. INVESTIGATION. Buyer, through its accountants, attorneys, agents, employees, and others, has made prior to the Closing, such investigations of the Assets and of the financial, legal, and other condition and location of the Assets that it deems necessary with respect to the Transaction. Buyer has reviewed all information which it has deemed pertinent, necessary or appropriate to an evaluation of the Transaction, and has conducted a thorough and independent investigation. Buyer has not received from the Seller, or from anyone acting or claiming to act on behalf of the Seller, any accounting, tax, legal, or other advice with respect to the Transaction, and Buyer is relying solely on advice of its own accounting, tax, legal, and other advisors. Buyer has such knowledge, experience and sophistication in financial and business matters as to enable to evaluate all of the merits and risks associated with the Transaction.

          F. ACCOUNTING PRACTICES. Buyer shall comply with all FCC and state regulatory accounting practices. Buyer will not seek recovery of an acquisition adjustment through its regulated interstate or intrastate rates including any from federal or state Universal Service Funds.

          G. EXTENDED AREA SERVICE ("EAS") ARRANGEMENT. Buyer agrees to implement any EAS Arrangements in the Exchanges pursuant to Utilities Board order.

          H. EXCHANGES AND ASSETS "AS IS, WHERE IS". BUYER ACKNOWLEDGES THAT EXCEPT AS OTHERWISE PROVIDED HEREIN, IT IS ACQUIRING THE ASSETS IN THEIR "AS IS, WHERE IS" CONDITION, AND WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS OR ANY OTHER WARRANTIES EXPRESSED OR IMPLIED.

     5.2 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that:

          A. ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has full power and authority to execute and deliver the Transaction Documents, to consummate the Transaction and to perform all of its obligations under the Transaction Documents. Except as set forth in Section 3.2(F), Seller has obtained all corporate approvals necessary to consummate the Transaction and to authorize the execution, delivery and performance of the Transaction Documents.

          B. AUTHORIZATION, EXECUTION AND DELIVERY. When executed by Seller, each of the Transaction Documents shall be duly and validly executed and delivered by Seller. Each of the Transaction Documents, when executed by Seller, shall constitute a valid, legal, and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors' rights generally and by principles of equity.

          C. CONFLICTS. Except as referred to on Schedule 5.2(C), as of the Closing Date the execution and delivery of the Transaction Documents and the consummation of the Transaction will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter or by-laws of the Seller or any instrument, law, ordinance, rule, regulation, order, judgment or decree by which Seller is bound or result in the creation of (or impose any obligation on the Seller to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the Assets.

          D.   LITIGATION.

               (i) Except as set out in Schedule 5.2(D), there are no Claims pending, or to the knowledge of Seller, threatened against or affecting the Assets except Claims which would not have a Material Adverse Effect.

               (ii) Seller is not in default under any order of any court, arbitrator or Governmental Authority to which Seller is a named party, or under any licenses from any Governmental Authority which would have, directly or indirectly, a Material Adverse Effect.

               (iii) Seller is not in violation and has not been notified of any potential violation of any statute or other rule or regulation of any Governmental Authority, the violation of which, whether individually or in the aggregate, would result in a Material Adverse Effect.

               (iv) Except as set out in Schedule 5.2(D), as of the date of execution of this Agreement there are not any Claims, either at law or in equity of any kind, pending or threatened nor at Closing will there be any Claims, either at law or in equity, of any kind, involving Seller or any of the Assets that: (a) question the validity of the Transaction; or (b) seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Seller under the Transaction Documents.

          E. TAX MATTERS. All taxes of any kind whatsoever due and payable by the Seller with respect to the Assets through the Closing Date will have been paid in full by the Seller. There are no liens for federal, state or local taxes upon the Assets, except for statutory liens for taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, all of which are fully disclosed on Schedule 5.2(E).

     Seller has filed, or will cause to be filed, all federal, state and local tax returns and reports of any kind (including, without limitation, returns or reports due with respect to income, franchise, sales, use, excise, employment and real and personal property taxes) which Seller is obligated to file with respect to the ownership or operations of the Assets for all periods up to and including the Closing Date and shall pay taxes when due on such returns. On the Closing Date all centrally assessed and collected taxes which Seller shall pay when due shall be allocated between Buyer and Seller as of the Closing Date based on the current year's or, if unavailable, on the prior year's valuation and mill levies, which proportion shall be adjusted in accordance with the final determination (if any) of the relevant tax authority within sixty (60) days of any such determination. Seller shall collect Buyer's portion of such taxes at the Closing.

          F. INFORMATION. To the best of Seller's knowledge, the factual statements contained in Seller's Confidential Offering Memorandum dated as of September 13, 1994 regarding 1993 end of year access lines in service and minutes of use, and updates thereto, were true and correct in all material respects at the time provided.

          G. ABSENCE OF CHANGES OR EVENTS. From the date of the Offering Memorandum until the date hereof, except as described in Schedule 5.2(G), Seller has not:

               (i) Incurred any obligation or liability which has or is expected to have a Material Adverse Effect, other than current liabilities in the ordinary course of business consistent with prior practice;

               (ii) Failed to replenish its inventories and supplies with respect to the Assets in a normal and customary manner consistent with prior practice or made any material purchase commitment with respect to the Assets in excess of normal, ordinary and usual requirements consistent with prior practice; or

               (iii) Entered into or assumed any contract, agreement, obligation, lease, license or commitment with respect to the Assets other than in the ordinary course of business consistent with prior practice.

          H. LEASES AND SUBLEASES. Seller has previously made available to the Buyer a complete and accurate copy of each lease and sublease pursuant to which Seller leases or sublets real property with respect to Assets. Each such lease and sublease is valid and in full force and effect and enforceable in accordance with its terms, assuming due execution and authorization by all other parties thereto, and has not been further supplemented, amended or modified. There exists no material event of default or event, occurrence, condition or act, (including without limitation, the execution and delivery of the Transaction Documents and the consummation of the Transaction) which constitutes or would constitute (with notice of lapse of time or both) a default in any material respect under any such leases or subleases. Seller has not received notice of any event of default or any event, condition or act (including without limitation, the execution and delivery of the Transaction Documents and the consummation of the

Transaction) which constitutes or would constitute (with notice of lapse of time or both) a default in any respect under any of the such leases.

          I.   MATERIAL CONTRACTS

               (i) At Closing Schedule 6.1(C) shall include a true and correct list of the following:

                     (a) All contracts, agreements, leases and other understandings to which Seller is a party and which are part of the Assets or by or under which Seller has any rights or obligations with respect thereto, except those involving an income to or an expenditure by the Seller of less than forty thousand dollars (U.S. $40,000) per annum, and except those made by Seller in the ordinary course of business consistent with prior practice (hereinafter, the "Material Contracts").

                     (b) All Material Contracts which create or constitute any claim, lien, charge or Encumbrance against, or right of any third party with respect to the Assets;

                     (c) All Material Contracts by which the Seller leases Assets and all other leases of personal property involving the Seller as lessee or lessor of Assets; and

                     (d) All Material Contracts which are licenses (regardless of annual payment amounts), including but not limited to all software licenses, distribution, agency or supply agreement of Seller with respect to the Assets, whether as licensor, manufacturer, supplier, licensee, distributor, agent or customer.

               (ii) Except as set forth in Schedule 5.2(I), the Material Contracts at Closing shall be in full force and effect and Seller has no liabilities arising from any breach or default thereto and to best of Seller's knowledge, no event has occurred which would constitute a breach or default by any other party thereto.

          J. GOVERNMENTAL AUTHORIZATIONS. Except as set forth in Schedule 5.2(J), neither Seller's execution and delivery of the Transaction Documents nor Buyer's consummation of the Transaction require authorization or approval of, or filing with, any Governmental Authority or other body or any other third person.

                              ARTICLE 6

                              COVENANTS

     6.1 COVENANTS OF BUYER. Buyer hereby covenants and agrees that from the execution date hereof to the Closing Date:

          A. CONTINUED EFFORTS. Buyer will use its best efforts to: (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Buyer; (ii) cause to be performed all of the matters required of Buyer at the Closing; and (iii) take such steps and do all such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

          B. COOPERATION. Buyer agrees to cooperate with Seller with respect to (i) Seller's assignment to Buyer and Buyer's assumption of the Assets hereunder, and (ii) Seller's structuring of the Transaction to comply with the requirements of a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (a "1031 Transaction"), at no cost or expense of any kind whatsoever to Buyer; such cooperation to include, without limitation, purchase of the Assets from an intermediary corporation of Seller's choice, and execution of an Old Property Assignment and such other documents in connection with the Transaction as Seller may reasonably request. If Seller elects to pursue the Transaction as a 1031 Transaction, then notwithstanding anything in this Agreement to the contrary, Seller shall fully indemnify, defend and hold Buyer harmless from and against any and all costs, expenses and liabilities resulting therefrom, including, but not limited to any tax impacts on Buyer or the Assets, and Seller shall remain directly and primarily bound by all other conditions, representations, warranties and covenants contained herein and remedies related thereto.

          C. CONTRACTS. From and after the Closing Date, Buyer shall assume, honor and fully and completely perform all of Seller's obligations under the agreements set forth in Schedule 6.1(C) which shall include all Material Contracts and all similar contracts of Seller entered into in the ordinary course of business prior to the execution date of this Agreement or entered into after the execution date hereof in accordance with Section 6.2(E). Schedule 6.1(C) shall be finalized, updated and provided to Buyer no later than thirty (30) days prior to the Closing Date.

          D. FILINGS WITH GOVERNMENTAL AUTHORITIES FOR MULTIPLE STUDY AREAS. Seller acknowledges that Buyer shall have the option to include the Exchanges into its existing Study Area (if any) or establish multiple Study Areas for Federal purposes; but Buyer and Seller acknowledge and agree that Buyer's ability or inability to establish multiple Study Areas shall not be a condition precedent to the Closing of the Transaction. In the event that a Governmental Authority disallows Buyer's establishment of multiple Study Areas, Buyer shall revise its filing with the Governmental Authority and submit a single Study Area. Buyer's failure to resubmit a single Study Area shall result in a forfeiture of the Earnest Money, and interest accrued thereon (if any); provided, however, that a disallowance of the single Study Area after a resubmission shall not result in the forfeiture of the Earnest Money.

     6.2 COVENANTS OF SELLER. Seller hereby covenants and agrees that from the execution date hereof to the Closing Date:

          A. ACCESS TO INFORMATION AND FACILITIES. Seller will afford Buyer and its representatives reasonable access during normal business hours to all facilities, personnel, properties, books, accounts, records, contracts and documents and any and all other items of or relating to the Assets in Seller's possession or control. Seller shall exercise its reasonable efforts to furnish promptly or cause to be furnished promptly to Buyer and its representatives all data and information concerning the Assets and shall reasonably be requested by Buyer.

          B. CONTINUED EFFORTS. Seller will use its best efforts to: (i) cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Seller; (ii) cause to be performed all of the matters required of Seller at the Closing; and (iii) take such steps and do all such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date. Seller shall cooperate with Buyer with respect to the consummation of the Transaction contemplated by this Agreement, including but not limited to cooperation with the Buyer to obtain waivers or other remedial relief from any Governmental Authorities in connection with the decision of the United States District Court for the District of Columbia, U.S. v. WESTERN ELECTRIC, 552 F.Supp. 131, 1982; provided, however, it is expressly agreed that such cooperation in seeking waivers shall not delay Closing nor shall the ability to obtain a waiver constitute a condition precedent to Closing. Without limiting the generality of the foregoing, cooperation as used in this Section 6.2(B) shall not require Seller to become a party to any filing made by Buyer to any Governmental Authorities.

          C. MAINTENANCE OF BUSINESS. Seller shall maintain its books and records in the normal and usual manner. Seller shall keep the Assets, taken as a whole, in a normal state of repair and operating efficiency to permit the conduct of the business as it is currently being conducted.

          D. REAL PROPERTY. At Closing Seller shall convey by Quit Claim deed the Realty identified in the CPRs to Buyer, together with the right-of-ways which are by their terms assignable; provided, however, that in the event that Seller's facilities which are to be retained by Seller are located in any right-of-way to be transferred hereunder, the right-of-way shall be treated as joint use property.

          E. ABSENCE OF CHANGES OR EVENTS. From the date hereof until the Closing Date, Seller shall not, without the prior written consent of Buyer:

               (a) Incur any obligation or liability which has or is expected to have a Material Adverse Effect, other than current liabilities in the ordinary course of business consistent with prior practice;

               (b) Sell, transfer, license or otherwise dispose of or transfer or encumber any Assets with a fair market value exceeding one hundred thousand dollars (U.S. $100,000) in the aggregate, except for sales from inventory made in the ordinary course of business consistent with prior practice;

               (c) Fail to replenish its inventories and supplies with respect to the Assets in a normal and customary manner consistent with prior practice or make any material purchase commitment with respect to the Assets in excess of normal, ordinary and usual requirements consistent with prior practice.

               (d) Enter into or assume any contract, agreement, obligation, lease, license or commitment with respect to the Assets other than in the ordinary course of business consistent with prior practice;

               (e) Entered into any agreement or make any commitment to do any of the things described in the preceding subsections (a) through (d) of this Section 6.2(E).

          F.   CONSENTS TO ASSIGNMENT.

               (a) To the extent that the assignment of any contract agreed to be assumed by Buyer shall require the consent of another person, this Agreement shall not constitute an agreement to assign the contract if an attempted assignment would constitute a breach thereof. Seller shall use its reasonable efforts to obtain the consent of any other party to a contract, of the assignment thereof to Buyer. If any such consent is not obtained, at Buyer's option and only to the extent permitted by applicable law, this Agreement shall constitute an equitable assignment by Seller to Buyer of all of the Seller's right, title and interest in and to such contracts, and Buyer shall be deemed Seller's agent for the sole purposes of completing, fulfilling, and discharging all of Seller's rights and liabilities arising after the Closing Date under such assigned contracts.

               (b) To the extent that the assignment of any necessary permit shall require the consent of a Governmental Authority, this Agreement shall not constitute an agreement to assign the permit if an attempted assignment would constitute a violation thereof. Seller shall use its reasonable efforts to obtain the consent of the issuer of a permit or the assignment thereof to Buyer at Seller's expense. If any such consent is not obtained, to the extent permitted by applicable law, this Agreement shall constitute an equitable assignment by Seller to Buyer of all of the Seller's right, title, and interest in and to such permits, and Buyer shall be deemed Seller's agent for the sole purposes of completing, fulfilling, and discharging all of Seller's rights and liabilities arising after the Closing Date under such assigned permits.

          G.   TITLE TO ASSETS.

               (a)   PERSONAL PROPERTY.   Except as disclosed in Schedule
6.2(G), the personal property portion of the Assets at Closing will be owned by Seller free and clear of all Encumbrances of any kind whatsoever, except for Taxes not yet due and payable which shall be paid in full by Seller when due (whether such payment is due on or before the Closing Date). Except as set forth on Schedule 6.2(G) or in Article 4 of this Agreement and except for those matters which do not materially and adversely affect their use, all machinery, equipment, supplies, and other tangible property operations of the Assets have been operated in substantial conformity with applicable laws and regulations.

               (b) REALTY. As of the Closing Date, the owned portion of the Realty will be owned by Seller free and clear of any mortgages or other monetary liens.

          H. 1031 TRANSACTION. Notwithstanding the provisions of Section 6.1(B), Seller shall neither require nor cause any delay in a Closing Date for purposes of meeting the requirements for a 1031 Transaction. If necessary to meet a Closing Date, Seller will complete the transfer contemplated by this Agreement and then resort to the "deferred exchange" procedures of
Section 1.1031(k)-1 of the Treasury Regulations promulgated under the Internal Revenue Code of 1986.

          I. WIRELINE TELECOMMUNICATIONS. Seller shall not provide or assist in providing in the Exchanges, any local exchange wireline telecommunications services comparable to those local exchange wireline telecommunication services which are in place on the execution date of this Agreement, for a period of three
(3) years from the Closing provided, however, that without limiting the generality of the foregoing, (i) that Seller may install and operate fiber optic or other telecommunication facilities which transit through the Exchanges; and provided further that (ii) that nothing in this section shall be deemed to grant to Seller a right of way or easement in Buyer's property in the Exchanges without the prior written consent of Buyer; and (iii) that such consent of Buyer shall not be required for a right of way of easement on Buyer's property where such rights of easements are given to Seller pursuant to a joint right of way or any other agreement.

     6.3  MUTUAL COVENANTS

          A. CONFIDENTIALITY. Each party to this Agreement agrees to hold all Confidential Information, whether received before or after entering into this Agreement, in confidence for a period of two (2) years from the date of the execution of this Agreement or the Closing Date, whichever is later, and agrees that during such period each party will use the same solely for the purposes of this Agreement. Each party agrees that it will not make disclosure of any such Confidential Information received from the other party to anyone except as specifically permitted by this Agreement and as required by law. Each party may disclose Confidential Information to its employees to whom disclosure is necessary for the purposes set forth above, provided that the disclosing party shall notify each such employee that disclosure is made in confidence and instruct such employees that such Confidential Information shall be kept in confidence by such employee in accordance with this Agreement. Furthermore, each party may disclose such Confidential Information to consultants and attorneys engaged by such party, to partners and prospective partners, and to lenders so long as the disclosing party is and remains liable for any breach of confidentiality requirements of this Agreement by any consultant, attorney, partner, prospective partner or lender. No further disclosure of the Confidential Information shall be permitted. Each party also agrees that it will make requests for Confidential Information of the other only if necessary to accomplish the purposes set forth in this Agreement. The obligations set forth herein shall be satisfied by each party through the exercise of the same degree of care used to protect its own information of like importance. Notwithstanding the foregoing, the Buyer shall no longer be obligated to hold any information classified as Confidential Information in confidence after the Closing Date to the extent that such Confidential Information relates to the Assets.

     If the Transaction is not consummated for any reason, each party agrees to return to the other party all such Confidential Information, including all copies thereof, immediately on request. The obligations arising under this section shall survive any termination or abandonment of this Agreement.

     This Agreement will be filed on a confidential basis with the Utilities Board in a manner and time mutually agreed to by the parties.

          B. PUBLIC ANNOUNCEMENTS. No public announcement of the execution of this Agreement, except as necessary to obtain regulatory approval or as otherwise required by law, shall be made before the Closing without the mutual prior approvals of both Seller and Buyer, which approval shall not be unreasonably withheld; provided, however, that upon prior written notice to and consultation with the other party's legal counsel, each party shall be permitted to make such disclosure to the public or to any Governmental Authority, including, but not limited to, the Securities and Exchange Commission or similar state securities regulators, necessary to comply with any applicable laws and to obtain approval from regulatory and financial authorities necessary to consummate the Transaction.

          C. COOPERATION. Each party covenants to use all reasonable efforts, commencing promptly on the execution and delivery of this Agreement, to take, or cause to be taken in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, expeditiously and practicably to consummate and make effective the Transaction, including, but not limited to, using its reasonable efforts to obtain all necessary actions, waivers, consents and approvals from third parties or governmental or regulatory bodies, and to effect all necessary filings with Governmental Authorities and to consummate the agreements required in Schedule 3.1(L).

          D. UTILITIES BOARD FILINGS. Within thirty (30) days after the execution of this Agreement, or on such other date as the parties shall mutually agree, Seller and Buyer agree to jointly file any required application and to take such reasonable action as may be necessary or helpful (including, but not limited to, making available witnesses, information, documents, and data requested by the Utilities Board) to apply for and receive approval by the Utilities Board for the transfer of Assets and Certificate of Public Convenience and Necessity to Buyer.

          E. FCC FILINGS. Within sixty (60) days after the execution of this Agreement or on such other date as the parties mutually agree, the parties agree to jointly file such applications and to take such reasonable actions as may be necessary or appropriate to apply for and receive approval by the FCC for the transfer of Assets and change in the provider of telecommunications services in the Exchanges to Buyer. The FCC approval includes, but is not limited to, Section 214 approval, Study Area approval, and Price Cap Waiver approval and radio license approval.

          F. TAX LIABILITIES. Buyer and Seller agree that Seller will be liable for all tax liabilities accrued or imputed by any tax or regulatory authority for periods prior to Closing and Buyer will be liable for all tax liabilities accrued or imputed by any tax or regulatory authority for periods after Closing, except as specifically set forth in Sections 1.5 and 6.1(B).

          G. COSTS. Except as otherwise specifically provided herein, each party shall bear its own costs incurred in connection with the Transaction Documents and the Transaction.

          H. ENVIRONMENTAL ASSESSMENT. Seller agrees that in the event any of the Phase I Environmental Site Assessment indicates, in accordance with ASTM Standards, that a Phase II environmental assessment be performed, Seller shall at its cost, have such Phase II environmental assessment done on the recommended site(s) by an independent environmental consultant (the "Environmental Consultant"). In the event the Environmental Consultant thereafter determines that remediation is appropriate (provided that Buyer and Seller acknowledge and agree that Seller shall not remediate or abate any asbestos containing materials from Central Office buildings in the Exchange), Seller shall perform, at its sole expense, such remediation in conformance with the recommendations of the Environmental Consultant and state and federal requirements. In the event any occurrence between the execution date of this Agreement, and Closing which violates any Environmental Law or requires, under any Environmental Law, clean up and which would constitute a Material Adverse Effect, Seller may either remediate at its cost in conformance with state and federal requirements or, at Seller's option, terminate this Agreement (in which latter case, the Earnest Money shall be returned to Buyer); provided, however, before Seller can terminate, Seller shall first consult with Buyer regarding other mutually agreeable resolution(s).

                                 ARTICLE 7

                              INDEMNIFICATION

     7.1 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims and Liabilities that may be incurred by Seller arising from (i) any breach by Buyer of any representation or warranty contained in any Transaction Document, (ii) any breach by Buyer of any covenant, obligation or agreement of Buyer contained in any Transaction Document, or (iii) any and all Claims or Liabilities arising out of or relating to the ownership or operation of the Assets, or the Business by Buyer following the change in telecommunications service provided in Section 2.2.

     7.2 INDEMNIFICATION BY SELLER. Except as set forth in this Section 7.2 or in Sections 7.3, or 7.5 below, from and after the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims and Liabilities that may be incurred by Buyer arising from (i) any breach by Seller of any representation or warranty contained in any Transaction Document, (ii) any breach by Seller of any covenant, obligation or agreement of Seller contained in any Transaction Document, or (iii) any and all Claims or Liabilities arising out of or relating to the ownership or operation of the Assets or the Business by Seller prior to the change in telecommunications services provided in Section 2.2.

     7.3  INDEMNIFICATION THRESHOLD. Except for liabilities referenced in
Section 6.1(B), neither party shall be required to indemnify, defend or hold the other harmless from and against any Claim or Liability arising under Sections 7.1 or 7.2 or Section 7.5 unless and until the aggregate amount of any such Claims or Liabilities insured by the other party exceeds one hundred thousand dollars (U.S. $100,000) (the "Indemnity Threshold"), and the indemnifying party shall only be obligated to indemnify the other with respect to amounts that exceed the Indemnity Threshold and then only to the extent provided herein; provided, however, that Seller shall not indemnify Buyer for any Claim or Liability arising out of the operation of the Business or the use or ownership of the Assets after the Closing Date. The maximum aggregate amount payable by either party pursuant to this Section 7.3 shall not exceed in the aggregate ten percent (10%) of the Purchase Price.

     7.4 TIME LIMITATION. The respective rights of Seller and Buyer to indemnification for liabilities arising under Sections 7.1 or 7.2, as the case may be, shall apply only to those claims for indemnification, notice of which is given pursuant to this Agreement to the other party on or before the expiration of the twenty-four (24) month period following the Closing Date, provided however, that the indemnification which relates to tax matters shall remain in effect until expiration of the applicable statute of limitations. In addition, upon expiration of the time limitations set forth in this
Section 7.4, it shall be conclusively presumed that the Buyer has accepted and assumed all responsibilities for all Claims or Liabilities.

     7.5 ENVIRONMENTAL INDEMNIFICATION. Buyer agrees after the Closing Date to indemnify and hold Seller harmless from and against any and all environmental Claims and Liabilities arising after the Closing Date (whether or not the incidents or exposures giving rise thereto occurred before or after the Closing Date), under any Environmental Law which is based on incidents or exposures occurring in connection with, related to, arising from or associated with any environmental condition on, in or near the Exchanges or the Assets.

     7.6 NOTICE OF INDEMNIFICATION. Notwithstanding any other provision contained in this Agreement, any party entitled to indemnification hereunder (the "Indemnified Party") shall be deemed to have waived any right thereto unless such party gives to the party from whom indemnification is sought (the "Indemnifying Party") written notice of the Claim or Liability within one hundred twenty (120) Business Days, and, when known, the facts constituting the basis for such Claim, but only if and to the extent that the Indemnifying Party's rights with respect to such Claim or Liability have been compromised or prejudiced by such delay. In the event that any notice of a right for indemnification is made hereunder as a result of or in connection with any Claim or Liability by a person who is not a party to this Agreement, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the Claim or Liability arising therefrom.

     7.7 DEFENSE BY INDEMNIFYING PARTY. In connection with any Claim or Liability giving rise to indemnity hereunder resulting from or arising out of any Claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may (but shall not be required to), upon written notice to the Indemnified Party, assume the defense of any such Claim or Liability if it acknowledges to the Indemnified Party in writing prior to such assumption its obligation to indemnify the Indemnified Party with respect to such Claim or Liability. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such Claim or Liability resulting therefrom, (a) the Indemnified Party may defend against such Claim or Liability, in such manner as it may deem appropriate, including, but not limited to, settling such Claim or Liability (after giving five (5) Business Days prior written notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense. The Indemnified Party shall not settle or compromise any Claim or Liability by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7.6

     7.8  MANNER OF INDEMNIFICATION. All indemnification payments under this
Article 7 shall be effected by payment of cash or delivery of a certified or official bank check or, at payee's request, by wire transfer of immediately available funds, no later than five (5) Business

Days after the Indemnified Party notifies the Indemnifying Party of the amount of such payment, to an account designated by payee, in the amount of the indemnified liability.

     7.9 REMEDIES. Except as provided in Sections 1.2(A) and 6.1(B), the indemnity rights under this Article 7 shall be the sole remedy for any breach of the representations and warranties of Seller or Buyer (as the case may be), provided, however, that in the event of a breach, or a threatened or attempted breach, of Section 6.3(A) and 6.2(I) of this Agreement by either party, the other party shall, in addition to the indemnification provisions set forth in this Article 7 and the arbitration provision of Article X, be entitled to (i) a temporary or permanent injunction against such breach without the necessity of showing any actual damages, and (ii) a decree for the specific performance of this Agreement.

     7.10 INSURANCE. In addition to asserting any claim under this Agreement (other than with respect to Taxes), each Indemnified Party shall (if permitted by its insurance policy) file, or cause to be filed, a claim with respect to the indemnified Claims or Liabilities in question under any insurance policies that may be maintained by such Indemnified Party or any subsidiary, division or affiliate thereof. The allowance or disallowance of such a claim shall not be a condition precedent to the Indemnifying Party's obligation under this Article 7. In the event that any insurance policies maintained by the Indemnified Party has made payment thereto on account of any indemnified Claims or Liabilities, then the Indemnified Party's indemnification for Claims or Liabilities shall be reduced thereby; provided however, that nothing in this Section 7.10 shall limit the rights or obligation of an Indemnified Party to subrogate a claim or liability in favor of its insurer if required by such Indemnified Party's applicable insurance policy.

                                ARTICLE 8

                               TERMINATION

     8.1 EFFECT OF TERMINATION. In the event of the termination of this Agreement, this Agreement shall terminate except as set forth in Sections 1.2(A), 3.1(C), 3.2(C) and for the provisions of Sections 6.3(A), 6.3(B), and 6.3(C), without further liability on the part of any party hereto or its respective shareholders, directors, officers or employees in respect thereof, except as follows: (i) nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination, and (ii) the obligations of the parties hereto set forth in Section 11.6 shall not be affected by a termination of this Agreement.

                                 ARTICLE 9

                           POST CLOSING MATTERS

     9.1 POST CLOSING. In order to effectuate an orderly transition in the providing of telecommunications services to customers in the Exchanges, Buyer and Seller agree to carry out the following:

          A. COLLECTION OF ACCOUNTS RECEIVABLE. Buyer agrees to exercise its best efforts to assist Seller, from and after the Closing Date, in recovering all Accounts Receivables due to Seller from customers in the Exchanges.

          B. NOTICE TO CUSTOMERS. Seller shall provide written notification in its final bill to each customer affected by this Agreement that Seller is no longer the customer's telecommunications provider and advising the customer of the name, address and telephone number of the Buyer.

          C. CUSTOMER DEPOSITS. As of the Closing Date, all customer deposits and advance payments for future services made to Seller by residential and business customers in the Exchanges, which are allocable to Seller and which have not previously been refunded to those customers, shall be retained by Seller and applied to such customer's outstanding, unpaid balance with any remaining balance remitted to Buyer within sixty (60) business days after the Closing Date, unless Seller is required under the rules of the Utilities Board to refund said deposits to the customer.

          D. CUSTOMER RELATIONS. From and after the Closing, any service related customer complaint due to telephone service provided prior to Closing which can be reasonably resolved by Buyer, shall be resolved by Buyer, without contribution or adjustment from Seller; provided, in the event that Buyer cannot reasonably resolve such complaints, with thirty (30) days Buyer shall refer those customers to Seller and Buyer shall promptly advise Seller in writing, of the steps it took to resolve the complaint in a manner permitted by applicable law.

                                   ARTICLE 10

                                   ARBITRATION


     10.1 ARBITRABILITY. All claims by Buyer or Seller by one against the other arising out of or related in any manner to this Agreement or any of the Exchanges or Assets or the Transaction shall be resolved by arbitration, as prescribed herein. The Federal Arbitration Act, 9 U.S.C. Section 1 to 15, not state law, will govern the arbitrability of all claims.

     10.2 RULES. A single arbitrator engaged in the practice of law, who is knowledgeable about the telecommunications industry, telecommunications law and who has at least eight (8) years of experience litigating in federal district court shall conduct the arbitration under the then current commercial arbitration rules of the American Arbitration Association ("AAA"), unless otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures. The arbitration shall be conducted in the AAA office in Minneapolis, unless otherwise mutually agreed by the parties.

     10.3 DISCOVERY; DAMAGES; EXPENSES. The Buyer and Seller shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure. The arbitrator shall rule on unresolved discovery disputes. The arbitrator shall only have authority to award contractual damages and shall not have the authority to award punitive or exemplary damages, other non-compensatory damages or any other form of relief. Each party shall bear its own costs and attorneys' fees. The arbitrator's decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     10.4 JUDICIAL OR ADMINISTRATIVE ACTION. If any party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and the other party successfully stays such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

          A. The Federal and State courts located in the State of Colorado and the State of Iowa are hereby given nonexclusive jurisdiction to enter judgment upon, and to enforce, an arbitration award, and the parties hereto hereby expressly consent and submit to the jurisdiction of such courts.

          B. Each party hereto hereby agrees that the arbitration procedure provided herein shall be the sole and exclusive method of resolving any of the aforesaid disputes, controversies or claims including, without limitation, all questions, claims and other matters arising, related to or in connection with this Agreement and the transactions, agreements and instruments contemplated hereby.

                                   ARTICLE 11

                                    GENERAL

     11.1 TIME OF THE ESSENCE. Time is of the essence with respect to each and every term, condition, obligation and provision hereof, and failure to timely perform or remedy any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a noncurable default under this Agreement by the party so failing to perform (but which may be waived by the nonbreaching party).

     11.2 BULK SALES. Buyer hereby waives compliance with the provisions of any applicable laws relating to bulk transfers in connection with the transactions contemplated by this Agreement, including without limitation the provisions of Iowa Code Annotated regarding bulk transfers. Seller shall indemnify and hold buyer harmless from and against and claims which may be asserted by third parties against Buyer by reason of such non-compliance with any bulk sales law.

     11.3 NOTICES. All notices hereunder shall be in writing and served by certified mail, return receipt requested. Notice shall be deemed to have been duly given on the date mailed by the notifying party. Notices shall be sent as follows:

     If to Seller:           U S WEST Communications, Inc.

                             1600 Bell Plaza, Room 1806
                             Seattle, Washington 98191
                             Manager-Exchange Carrier Properties,
                             Exchange Carrier Services

     with a copy (which shall not constitute notice) to:

                             U S WEST, Inc.

                             ----------------------------------
                             ----------------------------------
                             7800 East Orchard Road
                             Englewood, CO 80111
                             Attention: Associate General Counsel
                             Corporate Transactions


     If to Buyer:            Hickory Tech Corporation
                             ATTN: Robert D. Alton
                             221 East Hickory Street
                             P.O. Box 3248
                             Mankato, Minnesota 56001

                             EBSco Limited
                             ATTN: Mr. Edwin B. Spievack
                             5818 Madaket
                             Bethesda, MD 20816

     11.4 WAIVERS. No failure of a party to enforce a provision of this Agreement will be construed as a general or a specific waiver of the provision, or of a party's right to enforce that provision, or of a party's right to enforce any other provision of this Agreement. No waiver of any breach of any covenant or other provision herein contained shall be deemed to be a waiver of any preceding or succeeding breach, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed to be an extension of the time for performance of any other obligation or act.

     11.5 COMMISSIONS. Each party represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the Transaction.

     11.6 PAYMENT OF EXPENSES. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in consummating and carrying out the Transaction, whether or not the Transaction is consummated.

     11.7 HEADINGS. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

     11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and when each of the parties hereto has executed and delivered to the other party one or more counterparts this Agreement shall be binding and effective, even though no single counterpart has been executed by both of the parties.

     11.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that no assignment shall be permitted except as provided for in this Agreement.

     11.10 ASSIGNMENT. Except as set forth in Section 6.1(B), the rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party, which consent may be withheld in such party's sole discretion; provided, however, the (i) Seller may, without the prior consent of Buyer, assign its rights under this Agreement to any parent or affiliated entity or lender, as long as Seller guarantees the obligations of such assignee; (ii) Seller may assign its rights or delegate its duties under this Agreement to a qualified intermediary chosen by Seller to structure the Transaction as a 1031 Transaction; (iii) the Buyer without the prior consent of the Seller, may assign its rights or obligations under this Agreement as long as (a) Hickory Tech Corporation or its affiliates continues to maintain a significant equity and management interest in the assignee; (b) and Buyer guarantees the obligations of assignee; and (c) any such assignment will not materially delay the regulatory process.

     11.11 ADDITIONAL INSTRUMENTS AND ASSISTANCE. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the Transaction.

     11.12 SELLER'S CONTROL OVER AUTHORIZED FACILITIES. No provision of this Agreement shall be construed to abrogate Seller's control of and responsibility for the operation of the authorized facilities of the Business prior to the actual transfer of control of those facilities hereunder to the Buyer as approved by the FCC and the Utilities Board.

     11.13 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Iowa.

     11.14 SEVERABILITY. If any term or provision of this Agreement is, to any extent, held or deemed to be invalid or unenforceable when applied to any person or circumstance, the remaining provisions of this Agreement and the enforcement of such provision to other persons or circumstances, or to another extent, shall not be affected thereby, and each provision of this Agreement shall be enforced to the fullest extent allowed by law.

     11.15 AMENDMENTS. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived by a party, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

     11.16 NO CONSTRUCTION AGAINST THE DRAFTING PARTY. Each party hereto acknowledges that such party and its counsel have reviewed this Agreement and participated in its drafting. This Agreement shall not be construed against either party for having prepared it.

     11.17 INTEGRATION. This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties, and there are no agreements, understandings, warranties or representations between the parties except as set forth or noted herein. This Agreement is not made for the benefit of any person, firm, corporation or association other than the parties hereto. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

     IN WITNESS WHEREOF, the parties to this Agreement have executed it as of the date first above written.

BUYER:                                 SELLER:

Hickory Tech Corporation,              U S WEST COMMUNICATIONS, INC.,
a Minnesota corporation,               a Colorado corporation


By: /s/ Robert D. Alton, Jr.           By: /s/ JT Helvig/for
   --------------------------------       --------------------------------
   Chairman, President, C.E.O.            A. Gary Ames
                                          President

Date:       6/15/95                    Date:       6/14/95
     ------------------------              ------------------------

                           LIST OF EXHIBITS AND SCHEDULES


 ------------------------------------------------------------------------------
|Glossary Terms                   Glossary Terms                               |
|------------------------------------------------------------------------------|
|Schedule 1.1                     List of Assets - Continuous Property Records |
|------------------------------------------------------------------------------|
|Schedule 3.1(J)                  Closing of Related Transactions              |
|------------------------------------------------------------------------------|
|Schedule 3.1(L)                  Operating Agreements                         |
|------------------------------------------------------------------------------|
|Schedule 5.1(C)                  Buyer Governmental Authorizations            |
|------------------------------------------------------------------------------|
|Schedule 5.2(C)                  Conflicts                                    |
|------------------------------------------------------------------------------|
|Schedule 5.2(D)                  Litigation                                   |
|------------------------------------------------------------------------------|
|Schedule 5.2(E)                  Tax Matters                                  |
|------------------------------------------------------------------------------|
|Schedule 5.2(G)                  Offering Memorandum - no material adverse    |
|                                 effects                                      |
|------------------------------------------------------------------------------|
|Schedule 5.2(I)                  Material Contracts in full force except:     |
|------------------------------------------------------------------------------|
|Schedule 5.2(J)                  Seller Governmental Authorizations           |
|------------------------------------------------------------------------------|
|Schedule 6.1(C)                  Agreements from Market Units, Rights of Way, |
|                                 Joint Use, CATV, Land Development            |
|------------------------------------------------------------------------------|
|Schedule 6.2(G)                  Personal Property of Assets free and clear   |
|------------------------------------------------------------------------------|
|Schedule Excluded Assets         Excluded Assets                              |
 ------------------------------------------------------------------------------




 ------------------------------------------------------------------------------
|Exhibit A                        Escrow Agreement                             |
|------------------------------------------------------------------------------|
|Exhibit 1.2(A)                   Irrevocable Standby Letter of Credit         |
|------------------------------------------------------------------------------|
|Exhibit 3.1(F)                   Opinion of Counsel for Seller                |
|------------------------------------------------------------------------------|
|Exhibit 3.1(K)(ii)               Bill of Sale, Assignments and other          |
|                                 instruments of transfer                      |
|------------------------------------------------------------------------------|
|Exhibit 3.2(H)                   Opinion of Counsel for Buyer                 |
|------------------------------------------------------------------------------|
|Exhibit D                        Exchange Area                                |
|------------------------------------------------------------------------------|
|Exhibit E                        List of Exchanges                            |
|------------------------------------------------------------------------------|
|Exhibit F                        Old Property Assignment                      |
|------------------------------------------------------------------------------|




* The above mentioned exhibits and schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.